UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO. )

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LEGG MASON, INC.

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100 Light Street

Baltimore, Maryland 21202

June 17, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 19, 2005. On the following pages you will find the Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Accordingly, I encourage you to sign, date and return the enclosed proxy card promptly.

I hope that you will attend the meeting, and I look forward to seeing you there.

Sincerely,

RAYMOND A. MASON
Chairman of the Board, President and Chief Executive Officer

LEGG MASON, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, July 19, 2005

To the Stockholders of

LEGG MASON, INC.:

The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland, on Tuesday, July 19, 2005 at 10:00 a.m. to consider and vote upon:

(1)	The election of four directors for the three-year term ending in 2008;

(2)	Re-approval of the Legg Mason, Inc. Executive Incentive Compensation Plan;

(3)	Approval of the Legg Mason, Inc. Non-Employee Director Equity Plan; and

(4)	Any other matter that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 20, 2005 as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement and 2005 Annual Report to Stockholders.

By order of the Board of Directors

ROBERT F. PRICE
Secretary

June 17, 2005

LEGG MASON, INC.

PROXY STATEMENT

LEGG MASON, INC.

100 Light Street

Baltimore, Maryland 21202

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, July 19, 2005

The enclosed proxy is solicited by the Board of Directors of Legg Mason, Inc. (“Legg Mason”) and may be revoked by the stockholder at any time before it is exercised. Legg Mason will bear the cost of soliciting proxies. Proxies will be solicited by mail and may be solicited by Legg Mason’s officers, directors and employees personally, by telephone or by any other means of communication. Legg Mason may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. Legg Mason is sending this proxy material to stockholders on or about June 17, 2005.

Stockholders of record at the close of business on May 20, 2005 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote (i) 107,469,506 shares of Common Stock, $.10 par value (“Common Stock”), of Legg Mason, each of which is entitled to one vote and (ii) 2,562,831 Exchangeable Shares, no par value (“Exchangeable Shares”), of a Canadian subsidiary of Legg Mason, each of which is exchangeable into, and has voting rights identical to, one share of Common Stock. Holders of Common Stock and Exchangeable Shares vote together as a single class.

Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock and Exchangeable Shares present in person or represented by proxy at the meeting, with a quorum present. Abstentions and broker non-votes do not affect the plurality vote for the election of directors. The affirmative vote of a majority of the votes cast on the matter is required for re-approval of the Legg Mason, Inc. Executive Incentive Compensation Plan. Abstentions and broker non-votes will have no effect with respect to the proposed re-approval of the Legg Mason, Inc. Executive Incentive Compensation Plan. The affirmative vote of a majority of the votes cast on the matter is required for approval of the Legg Mason, Inc. Non-Employee Director Equity Plan, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. If holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, abstentions and broker non-votes will not have any effect on the result of the vote. On the other hand, if holders of less than 50% in interest of all securities entitled to vote on the proposal cast votes, abstentions and broker non-votes will have the effect of a vote against the proposal.

ELECTION OF DIRECTORS

Legg Mason’s Board of Directors is divided into three classes. Each year, one class is elected to serve for a term of three years. The stockholders will vote at this Annual Meeting for the election of four directors for the three-year term expiring at the Annual Meeting of Stockholders in 2008. All nominees presently serve as directors.

The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event any nominee is unable to serve, the persons named in the proxy may vote for a substitute nominee that they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Richard J. Himelfarb has been a director of Legg Mason since November 1983 and will continue to serve until the 2005 Annual Meeting of Stockholders.

Nominees for Director for the Term Expiring in 2008

Dennis R. Beresford, age 66, has been a director of Legg Mason since September 2002. He is currently a professor at the University of Georgia, a position he has held since 1997, and was Chairman of the Financial Accounting Standards Board from 1987 to 1997. Mr. Beresford is a director of Kimberly-Clark Corporation and MCI, Inc.

Edward I. O’Brien, age 76, has been a director of Legg Mason since February 1993. He is engaged in private investment activities. He has served in an advisory capacity to certain entities in the securities business, having served as a consultant to the Securities Industry Association from 1992 to 1993, and as its President from 1974 to 1992. Mr. O’Brien is a director of 38 mutual funds in the Neuberger & Berman mutual funds complex.

Roger W. Schipke, age 68, has been a director of Legg Mason since January 1991. He has been an Executive in Residence at the University of Louisville, College of Business and Public Administration since September 2002 and a Visiting Professor at the University of Kentucky, Gatton College of Business and Economics since January 2003. Prior to September 2002, Mr. Schipke was engaged in private investment activities. Mr. Schipke is a director of Brunswick Corporation.

Nicholas J. St. George, age 66, has been a director of Legg Mason since July 1983. He is engaged in private investment activities. He was the Chief Executive Officer of Oakwood Homes Corporation, a manufacturer and retailer of manufactured homes, from 1979 to 1999.

Directors Continuing in Office

Directors whose terms will expire in 2006

Carl Bildt, age 55, has been a director of Legg Mason since September 2002. Mr. Bildt holds advisory positions in numerous international organizations, including the Centre for European Reform and the Aspen Institute Italia, and is trustee of the RAND Corporation. He served as the High Representative for peace negotiations in Bosnia and Herzegovina and as the UN Special Envoy for the Balkans from May 1999 through July 2001. Mr. Bildt served as Prime Minister of Sweden from 1991 to 1994.

John E. Koerner III, age 62, has been a director of Legg Mason since October 1990. Since 1995, he has been the managing member of Koerner Capital, LLC, a private investment company, or the President of its predecessor, Koerner Capital Corporation.

James E. Ukrop, age 67, has been a director of Legg Mason since January 1985. Since 1997, he has been the Chairman of the Board of Ukrop’s Super Markets, Inc., which operates a chain of supermarkets in Virginia, and was President and Chief Executive Officer of that company from 1975 to 1997. Mr. Ukrop is a director of Owens & Minor, Inc. and Chairman of First Market Bank.

Directors whose terms will expire in 2007

Harold L. Adams, age 66, has been a director of Legg Mason since January 1988. He has been the Chairman Emeritus of RTKL Associates, Inc., an international architecture, engineering and planning firm, since April 2003. Previously, he served as Chairman of that firm from 1987 through April 2003, as its Chief Executive Officer from 1971 through April 2002 and as its President from 1969 through April 2000. He is a director of Lincoln Electric Holdings, Inc. and Commercial Metals Company.

James W. Brinkley, age 68, has been a director of Legg Mason since its formation in 1981 and served as a Senior Executive Vice President of Legg Mason from December 1983 to July 2004. Mr. Brinkley served as the Chairman of Legg Mason Wood Walker, Incorporated, Legg Mason’s principal brokerage subsidiary (“LMWW”) from February 2004 to January 2005, as its Vice Chairman from August 2003 to February 2004, as its Chief Executive Officer from August 2003 through February 2004, as its President from 1985 until August 2003 and as its Chief Operating Officer from February 1998 until August 2003.

Raymond A. Mason, age 68, has been Chairman of the Board, President and Chief Executive Officer of Legg Mason since its formation in 1981. He also served as the Chairman of LMWW from 1975 to February 2004 and as its Chief Executive Officer from 1975 to August 2003.

Margaret Milner Richardson, age 62, has been a director of Legg Mason since November 2003. She is currently engaged in private consulting and investment activities. Ms. Richardson was a partner of Ernst & Young LLP, an international accounting and auditing firm, from 1997 until June 2003. From 1993 to 1997, she served as the United States Commissioner of Internal Revenue.

Kurt L. Schmoke, age 55, has been a director of Legg Mason since January 2002. He has been Dean of the School of Law at Howard University since January 2003. From December 1999 through January 2003, he was a partner in the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. From December 1987 through December 1999, he was Mayor of the City of Baltimore. He is a director of The McGraw-Hill Companies, Inc.

Committees of the Board—Board Meetings

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current charters for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as approved by the Board of Directors, are on Legg Mason’s corporate website at www.leggmason.com under the “Inside Legg Mason—Investor Relations” section. Legg Mason will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202.

During the fiscal year ended March 31, 2005, the Board of Directors met five times, the Audit Committee met seven times, the Compensation Committee met four times and the Nominating and Corporate Governance Committee met six times. Directors are expected to attend Annual Meetings of Stockholders, and all directors attended Legg Mason’s 2004 Annual Meeting of Stockholders.

Audit Committee. The Audit Committee consists of Messrs. Beresford (Chairman), Adams and O’Brien and Ms. Richardson and is primarily concerned with oversight of Legg Mason’s financial accounting and reporting to stockholders. Its duties include:

•	selecting and compensating the independent registered public accounting firm (“Independent Auditors”);

•	providing oversight of the work of the Independent Auditors and reviewing the scope and results of the audits conducted by them;

•	reviewing the activities of Legg Mason’s internal auditors;

•	discussing with Independent Auditors, internal auditors and management, the organization and scope of Legg Mason’s internal system of accounting and financial controls; and

•	reviewing and discussing certain matters that may have a material impact on Legg Mason’s financial statements, including litigation and legal matters and accounting accruals and estimates.

The Board of Directors has determined that Mr. Beresford qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). Further, the Board of Directors has determined that all members of the Audit Committee are “independent” as defined in the New York Stock Exchange Listing Standards and the applicable SEC rules.

Compensation Committee. The Compensation Committee consists of Messrs. Koerner (Chairman), Schipke and Ukrop, and, among other things, is responsible for determining the compensation of the chief executive officer (subject to the approval of Legg Mason’s independent directors), determining the compensation of the four other most highly compensated executive officers and recommending to the Board of Directors the compensation to be paid to non-employee directors. The Compensation Committee also serves as the administrative committee of certain of Legg Mason’s employee benefit plans.

The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. St. George (Chairman), Bildt and Schmoke, and is primarily responsible for identifying qualified director nominees, evaluating directors and committee members and developing and recommending to the Board of Directors corporate governance principles and a corporate code of conduct.

The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Compensation of Directors

Directors who are not employees of Legg Mason receive:

•	an annual retainer of $25,000;

•	a fee of $4,000 for each Board meeting attended; and

•	reimbursement of expenses for attendance at meetings.

In addition, members of the Compensation and Nominating and Corporate Governance Committees receive a fee of $2,500 for each committee meeting attended, and the Chairman of each of these committees receives an additional annual retainer of $5,000. Because the Audit Committee generally requires more of a time commitment than the other committees, members of the Audit Committee receive a fee of $4,000 for each committee meeting attended (which was increased from $2,500 in April 2005), and the Chairman of the Audit Committee receives an additional annual retainer of $12,500 (which was increased from $10,000 in April 2005). The Lead Independent Director also receives an additional annual retainer of $15,000 (which was increased from $10,000 in April 2005).

Under the terms of the Legg Mason, Inc. Stock Option Plan for Non-Employee Directors, Legg Mason grants each non-employee director options to purchase 4,500 shares of Common Stock:

•	on the date he or she is first elected as a director; and

•	on the date of each subsequent Annual Meeting of Stockholders.

All options have an exercise price equal to the fair market value of the Common Stock on the grant date. The options are exercisable immediately upon the grant date and have an eight-year term, subject to earlier termination in the event the recipient ceases to be a director of Legg Mason. During the fiscal year ended March 31, 2005, each of the non-employee directors received an option to purchase 4,500 shares of Common Stock (after adjusting for a 3-for-2 stock split paid in September 2004). This stock option plan covers an aggregate of 1,650,000 shares of Common Stock.

Subject to receipt of stockholder approval at this Annual Meeting, the Legg Mason, Inc. Stock Option Plan for Non-Employee Directors will be replaced by the Legg Mason, Inc. Non-Employee Director Equity Plan (the “Director Equity Plan”). Under the Director Equity Plan, each non-employee director of Legg Mason will receive, on the 31st day after he or she is first elected as a director and on the date of each subsequent Annual Meeting of Stockholders, his or her choice of:

•	a grant of shares of Common Stock that have a market value, on the grant date, of $125,000;

•	a grant of shares of Common Stock that have a market value, on the grant date, of $75,000, plus $50,000 in cash;

•	options to acquire a number of shares of Common Stock equal to three times the number of shares that would be granted under the first award discussed above; or

•	a grant of a number of Restricted Stock Units equal to the number of shares that would be granted under the first award discussed above.

Options granted under the Director Equity Plan will have an exercise price equal to the fair market value of the Common Stock on the grant date, will be exercisable immediately upon the grant date and will have an eight-year term regardless of whether the recipient continues to be a director. Restricted Stock Units granted under the Director Equity Plan will be payable on a one-for-one basis in shares of Common Stock within 60 days of the date on which the recipient ceases to be a director of Legg Mason. The number of Restricted Stock Units credited to a director will be increased to reflect all dividends paid on Common Stock based on the market price of a share of Common Stock on the dividend payment date. If approved by stockholders, the Director Equity Plan will apply to all equity grants to non-employee directors on and after the date of the Annual Meeting. The Director Equity Plan covers an aggregate of 625,000 shares of Common Stock. See “Proposed Approval of Non-Employee Director Equity Plan.”

CORPORATE GOVERNANCE

Corporate Governance Principles

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted Corporate Governance Principles for Legg Mason. These Corporate Governance Principles address, among other things, the following key corporate governance topics: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. A copy of the Corporate Governance Principles is available on the Legg Mason corporate website at www.leggmason.com under the “Inside Legg Mason—Investor Relations” section.

Code of Conduct

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted a corporate Code of Conduct for Legg Mason that applies to all directors, officers and employees of Legg Mason and its subsidiaries. A copy of the Code of Conduct is available on the Legg Mason corporate website at www.leggmason.com under the “Inside Legg Mason—Investor Relations” section. Legg Mason intends to satisfy any disclosure requirement regarding any amendment to, or waiver from, the Code of Conduct by posting the information on its corporate website.

Independent Directors

The Board of Directors has considered the independence of members of the Board who are not employed by Legg Mason and has concluded that Ms. Richardson and Messrs. Adams, Beresford, Bildt, Koerner, O’Brien, Schipke, Schmoke, St. George and Ukrop qualify as independent directors under the standards promulgated by the New York Stock Exchange. In reaching this conclusion, the Board of Directors considered the relationships of each of those individuals with Legg Mason and determined that the relationships are not material and will not interfere with the individuals’ exercise of independent judgment in carrying out their responsibilities as directors. The Board of Directors also considered whether any of the individuals failed to satisfy the enumerated standards set out by the New York Stock Exchange.

The Board of Directors concluded that Messrs. Beresford, Bildt, Koerner, O’Brien, Schipke, St. George and Ukrop had no relationships with Legg Mason, other than their positions as directors, brokerage accounts they maintain at LMWW in the ordinary course of business and investments in funds sponsored by Legg Mason that are on the same terms as those of other investors in the funds. For the remaining independent directors, the Board of Directors considered the relationships discussed below and determined that they are not material:

•	Mr. Adams’ son is an employee of LMWW; however, he is not an executive officer of Legg Mason. Mr. Adams is also Chairman Emeritus, and was President, Chairman and Chief Executive Officer, of RTKL Associates, Inc., which from time to time, most recently during the fiscal year ended 2004, has performed services for Legg Mason and received customary compensation for those services;

•	Ms. Richardson, until June 2003, was a partner at the accounting firm of Ernst & Young LLP, which performs a limited number of consulting engagements for Legg Mason and is the auditor for seven mutual funds sponsored by Legg Mason; however, Ms. Richardson had no involvement in any of the relationships; and

•	Mr. Schmoke, until January 2003, was a partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, which has been engaged to perform legal services for Legg Mason from time to time and has received customary fees for those engagements; however, Mr. Schmoke had no involvement in any of the engagements.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all qualified candidates for seats on the Board of Directors identified by members of the Committee, by other members of the Board of Directors, by Legg Mason management and by stockholders. Stockholders who would like to propose a director candidate for consideration by the Nominating and Corporate Governance Committee may do so by submitting the candidate’s name, resume and biographical information to the attention of the Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of Legg Mason Common Stock, including the number of shares owned and the length of time of ownership. All proposals for nomination received by the Corporate Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration. For a recommendation to be considered in determining nominees for a particular Annual Meeting of Stockholders, the recommendation must be received by January 10 of the year in which the meeting is to occur. The Nominating and Corporate Governance Committee will follow the same process and use the same criteria for evaluating candidates proposed by members of the Committee, other members of the Board of Directors, members of Legg Mason management and stockholders.

The Board of Directors has set minimum qualification requirements for director nominees in Legg Mason’s Corporate Governance Principles. These requirements are that directors are expected to possess a broad range of skills, expertise, industry or other knowledge and business or other experience that will be useful to Legg Mason. The Nominating and Corporate Governance Committee will review each candidate’s biographical information and determine whether the candidate meets these minimum qualification requirements.

After the Nominating and Corporate Governance Committee has determined that a candidate meets the minimum qualification requirements, the Committee will determine whether to nominate the candidate to the Board of Directors. In making this determination, the Nominating and Corporate Governance Committee will consider a number of factors, including:

•	the current size of the Board of Directors, and whether vacancies on the Board are anticipated;

•	the candidate’s judgment, character, expertise, skill, knowledge, experience and collegiality;

•	the overall diversity of perspectives, backgrounds and experiences of the current directors;

•	whether the candidate has special skills, expertise or a background that add to and complement the range of skills, expertise and background of the existing directors; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or formulaic way.

Executive Sessions

Executive sessions of non-management directors are held in conjunction with each regular Board meeting. Legg Mason’s independent directors annually elect a Lead Independent Director to chair these executive sessions. Nicholas J. St. George currently serves as the Lead Independent Director.

Communications

Stockholders who wish to communicate with the Board of Directors, the Lead Independent Director or the non-management directors as a group may do so by addressing their written correspondence to the director or directors, c/o Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202. Legg Mason’s Corporate Secretary will forward all correspondence received from stockholders to the director or directors to whom it is addressed.

The Audit Committee has developed procedures for receiving and handling complaints or concerns about Legg Mason’s financial statements or internal controls or other financial or accounting matters. Any such complaints or concerns should be sent by mail to the Chairman of the Audit Committee, c/o Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the ownership of Common Stock of Legg Mason as of May 20, 2005 by each director, each executive officer named in the Summary Compensation Table, all executive officers and directors as a group, and each person who, to the best of Legg Mason’s knowledge, beneficially owned more than five percent of Legg Mason’s outstanding Common Stock.

NAME OF OWNER	COMMON STOCK BENEFICIALLY OWNED(1)(2)		PERCENT OF OUTSTANDING COMMON STOCK(2)(3)
AXA Financial, Inc.	7,079,908	(4)	6.59%
Massachusetts Financial Services Company	5,469,863	(5)	5.09%
Raymond A. Mason	3,134,818	(6)	2.90%
James W. Brinkley	1,097,867	(7)	1.02%
Richard J. Himelfarb	398,016	(8)	*
Timothy C. Scheve	238,415	(9)	*
James E. Ukrop	205,564		*
Thomas P. Mulroy	181,088	(10)	*
Harold L. Adams	116,472		*
Edward I. O’Brien	112,890		*
John E. Koerner III	111,585	(11)	*
Nicholas J. St. George	107,498		*
Peter L. Bain	83,787	(12)	*
Mark R. Fetting	80,683	(13)	*
Roger W. Schipke	64,500	(14)	*
Kurt L. Schmoke	31,500		*
Dennis R. Beresford	24,750		*
Carl Bildt	22,500		*
Margaret Milner Richardson	13,500		*
All executive officers and directors as a group (24 persons)	6,983,046		6.38%

*	Less than 1%.
(1)	Except as otherwise indicated and except for shares held by members of an individual’s family or in trust, all shares are held with sole dispositive and voting power.
(2)	Includes, for the individuals listed below, the following number of shares subject to options exercisable within 60 days from May 20, 2005:

Option Holder	Number of Shares
R.A. Mason	743,791
J.W. Brinkley	93,901
R.J. Himelfarb	77,102
T.C. Scheve	90,159
J.E. Ukrop	82,494
T.P. Mulroy	78,300
H.L. Adams	82,494
E.I. O’Brien	82,494
J.E. Koerner III	82,494
N.J. St. George	66,498
P.L. Bain	63,000
M.R. Fetting	63,000
R.W. Schipke	31,500
K.L. Schmoke	31,500
D.R. Beresford	22,500
C. Bildt	22,500
M.M. Richardson	13,500
(3)	For purposes of determining percentages of outstanding Common Stock, Exchangeable Shares are not included because none are beneficially owned by any director or executive officer.

(4)	Represents shares held by AXA Financial, Inc. (“AXA”) 1290 Avenue of the Americas, New York, New York 10104, in its capacity as investment advisor. 7,054,159 of the shares are held with sole dispositive power and 25,749 of the shares are held with shared dispositive power. 2,173,837 of the shares are held with sole voting power, while 1,560,823 of the shares are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by AXA reporting ownership as of December 31, 2004. The percentages are based on Legg Mason’s outstanding shares as of May 20, 2005.
(5)	Represents shares held by Massachusetts Financial Services Company (“MFS”), 500 Boylston Street, Boston, Massachusetts 02116, in its capacity as investment advisor. All of the 5,469,863 shares are held with sole dispositive power and 5,337,273 of the shares are held with sole voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by MFS reporting ownership as of December 31, 2004. The percentages are based on Legg Mason’s outstanding shares as of May 20, 2005.
(6)	Does not include the following shares as to which Mr. Mason disclaims beneficial ownership (i) 18,075 shares owned by Mr. Mason’s wife, (ii) 1,800 shares owned by Mr. Mason’s adult stepsons, (iii) 1,200 shares that are held in trusts for Mr. Mason’s adult stepsons and (iv) 150 shares that are held in a custodian account, by Mr. Mason’s wife, for Mr. Mason’s daughter.
(7)	Excludes 11,000 shares owned by a charitable foundation of which Mr. Brinkley is a co-trustee.
(8)	Includes 1,291 shares of restricted stock as to which Mr. Himelfarb has voting power, but which are subject to transfer restrictions.
(9)	Includes 6,852 shares of restricted stock as to which Mr. Scheve has voting power, but which are subject to transfer restrictions.
(10)	Includes 5,319 shares of restricted stock as to which Mr. Mulroy has voting power, but which are subject to transfer restrictions.
(11)	Includes 3,600 shares owned by Mr. Koerner’s children.
(12)	Includes 6,418 shares of restricted stock as to which Mr. Bain has voting power, but which are subject to transfer restrictions.
(13)	Includes 7,051 shares of restricted stock as to which Mr. Fetting has voting power, but which are subject to transfer restrictions.
(14)	Includes 1,500 shares held in trust of which Mr. Schipke is trustee.

EXECUTIVE COMPENSATION

The following table provides information concerning compensation for the past three fiscal years of Legg Mason’s Chief Executive Officer and each of the four other most highly compensated executive officers. All share amounts in this table have been adjusted to reflect a 3-for-2 stock split paid in September 2004.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation	Restricted Stock Awards(2)	Options Granted(#)	All Other Compensation(3)
Raymond A. Mason Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$493,750 422,917 394,171	$7,100,000 7,100,000 7,244,688	(4) (4) (4)	$8,536 7,807 6,497	$2,564,000 — —	25,000 — 30,000	$14,065 12,928 16,629
Peter L. Bain Senior Executive Vice President	2005 2004 2003	$295,834 250,000 247,920	$1,973,000 1,617,625 1,260,000		$6,848 6,754 6,712	$253,000 167,000 153,000	10,000 10,500 21,000	$14,250 10,000 9,000
Mark R. Fetting Senior Executive Vice President	2005 2004 2003	$295,834 250,000 249,170	$2,243,000 1,797,580 1,260,000		$6,699 — —	$286,000 186,000 153,000	15,000 10,500 21,000	$14,250 10,000 9,000
Thomas P. Mulroy Executive Vice President	2005 2004 2003	$250,000 250,000 249,171	$1,438,000 1,438,000 1,282,500		$8,183 7,587 7,379	$181,000 62,000 155,900	5,000 7,500 18,000	$14,250 10,000 9,000
Timothy C. Scheve Senior Executive Vice President	2005 2004 2003	$297,916 272,917 249,171	$2,108,000 1,705,485 1,350,000		— — —	$270,000 179,000 164,100	10,000 12,000 21,000	$14,250 10,000 9,000

(1)	Each fiscal year Legg Mason sets aside an executive bonus pool in an amount up to 10% of Legg Mason’s pre-tax income for the fiscal year (before deducting the bonuses). The selection of the participants in the pool, the total amount received for bonuses, and the allocation of incentive bonuses among the executive officers of Legg Mason is determined, subject, in the case of chief executive officer compensation, to the approval of the independent directors, by the Compensation Committee as described in the Compensation Committee Report on Executive Compensation. In addition, when circumstances warrant, the Compensation Committee may grant an executive officer a bonus in addition to that awarded under the bonus pool.
(2)	Awards have been valued for this table using the closing price of Legg Mason Common Stock on the New York Stock Exchange on the grant date of the award. In May 2005, Messrs. Mason, Bain, Fetting, Mulroy and Scheve were granted 32,312, 3,189, 3,609, 2,280 and 3,402 shares, respectively, of restricted stock in lieu of receiving a portion of their annual cash bonuses for fiscal 2005. In May 2004, Messrs. Bain, Fetting, Mulroy and Scheve were granted 2,907, 3,227, 2,588 and 3,101 shares, respectively, of restricted stock in lieu of receiving a portion of their annual cash bonuses for fiscal 2004. The shares granted to Mr. Mason vest in 50% annual increments, commencing April 30, 2006, while the shares granted to Messrs. Bain, Fetting, Mulroy and Scheve in May 2005 and 2004 vest in 33% annual increments commencing on April 30 following the year in which the grant was made. In May 2003, Messrs. Bain, Fetting, Mulroy and Scheve were granted 3,872, 3,872, 3,941 and 4,148 shares, respectively, of restricted stock in lieu of receiving a portion of their annual cash bonuses for fiscal 2003. The restricted stock granted in May 2003 vests in 33% annual increments commencing on May 15 following the year in which the grant was made. As of March 31, 2005, the number and value of shares of restricted stock held by Messrs. Mason, Bain, Fetting, Mulroy and Scheve were 0, 6,758, 6,883, 6,780 and 7,357 and $0, $528,070, $537,838, $529,789, and $574,876, respectively. All officers receive the dividends paid on the restricted stock.
(3)	Amounts for fiscal 2005 include $14,250 for each individual contributed under the Legg Mason Profit Sharing and 401(k) Plan and Trust.
(4)	Includes $633,516 awarded to Mr. Mason in fiscal 2005 and $844,688 awarded to Mr. Mason in each of fiscal 2004 and fiscal 2003 as bonuses conditioned upon the proceeds being used to repay a portion of the outstanding principal on a loan made to Mr. Mason in December 1998. This loan was fully repaid during fiscal 2005.

STOCK OPTIONS

The following table summarizes option grants made by Legg Mason during the fiscal year ended March 31, 2005 to the executive officers named in the Summary Compensation Table. Amounts in this table have been adjusted to reflect a 3-for-2 stock split paid in September 2004.

Option Grants in Fiscal 2005

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(2)
Raymond A. Mason	25,000	4.72%	$52.07	7/22/2012	$594,500
Peter L. Bain	10,000	1.89	52.07	7/22/2012	237,800
Mark R. Fetting	15,000	2.83	52.07	7/22/2012	356,700
Thomas P. Mulroy	5,000.94		52.07	7/22/2012	118,900
Timothy C. Scheve	10,000	1.89	52.07	7/22/2012	237,800

(1)	Option grants made pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan. The exercise price of each option granted under the Plan is not less than the fair market value of the Common Stock on the grant date. Options are generally not exercisable during the first year after the grant date, and thereafter generally become exercisable in cumulative installments of 20% on each anniversary of the grant date, so that the options are fully exercisable on and after 5 years from the grant date until the eighth year following that date. In all cases, vesting of options may be accelerated in certain circumstances. Option holders may use previously owned shares to pay all or part of the exercise price.
(2)	The stock options were valued using the Black-Scholes Option Pricing Model. The following assumptions were made for purposes of calculating the Grant Date Present Value: an expected option term of 7.08 years to exercise, based on the option expiration date; a dividend yield of .79%; stock price volatility of 40.23%, based upon the daily Common Stock market price for 7.08 years prior to the grant date; and a risk-free interest rate of 4.26%. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of Legg Mason and its Common Stock. Legg Mason cannot be certain that the actual value realized will approximate the amount calculated under the valuation model.

The following table summarizes option exercises during the fiscal year ended March 31, 2005 by the executive officers named in the Summary Compensation Table and the value of their unexercised options at March 31, 2005. Amounts in this table have been adjusted to reflect a 3-for-2 stock split paid in September 2004.

Aggregate Option Exercises During Fiscal 2005

and Value of Options Held at March 31, 2005

	Number of Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at March 31, 2005		Value of Unexercised In-the-Money Options at March 31, 2005(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond A. Mason	151,500	$7,750,740	743,791	76,212	$35,145,137	$3,021,898
Peter L. Bain	—	—	63,000	53,503	2,810,772	2,183,856
Mark R. Fetting	—	—	63,000	58,502	2,810,772	2,314,180
Thomas P. Mulroy	9,759	540,990	88,782	48,959	4,397,280	2,220,118
Timothy C. Scheve	8,745	366,066	97,641	59,361	4,877,708	2,558,140

(1)	Value realized and value of unexercised options are calculated by determining the difference between the fair market value of the shares underlying the options and the exercise price of the options at exercise or March 31, 2005, respectively.

EQUITY PLAN INFORMATION

The following table provides information about Legg Mason’s equity compensation plans as of March 31, 2005.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	14,383,120	(1)	$29.90	(2)	10,159,545	(3)(4)
Equity compensation plans not approved by stockholders	1,488,251	(5)	—	(6)	—	(7)

Total	15,871,371	(1)(5)	$29.90	(2)(6)	10,159,545	(3)(4)(7)

(1)	Includes 3,420,151 shares of Common Stock that are held in a trust pending distribution of phantom stock units. The phantom stock units, which are converted into shares of Common Stock on a one-for-one basis upon distribution, were granted to plan participants upon their deferral of compensation or dividends paid on phantom stock units. When amounts are deferred, participants receive a number of phantom stock units equal to the deferred amount divided by 90% to 95% of the fair market value of a share of Common Stock.
(2)	Does not include phantom stock units that will be converted into Common Stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described in footnote (1).
(3)	In addition, an unlimited number of shares of Common Stock may be issued under the Legg Mason Wood Walker, Incorporated Deferred Compensation/Phantom Stock Plan upon the distribution of phantom stock units that may be acquired in the future as described in footnote (1).
(4)	5,799,243 of these shares may be issued under Legg Mason’s omnibus equity plan as stock options, restricted or unrestricted stock grants or any other form of equity compensation. 627,618 of these shares may be issued under the Legg Mason, Inc. Stock Option Plan for Non-Employee Directors as stock options. 3,732,684 of these shares may be purchased under Legg Mason’s employee stock purchase plan, which acquires the shares that are purchased thereunder in the open market.
(5)	Includes 1,439,800 shares of Common Stock that are held in a trust pending distribution of phantom stock units. The phantom stock units, which are converted into shares of Common Stock on a one-for-one basis upon distribution, were granted to plan participants upon their deferral of compensation or dividends paid on phantom stock units or receipt of the right to receive deferred bonuses. When amounts were deferred, participants received a number of phantom stock units equal to the deferred amount divided by the fair market value, or 95% of the fair market value, of a share of Common Stock. Also includes 48,451 shares of Common Stock issuable under the Howard Weil Plan (as defined below).
(6)	Phantom stock units are converted into Common Stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described in footnote (5). The Howard Weil Plan provides for the issuance of shares of Common Stock upon the occurrence of certain events at no additional cost to the recipient. However, these rights were acquired upon the recipients’ deferral of compensation or dividends on rights held with a value equal to the market value of the shares acquirable under the plan.

(7)	During the fiscal year ended March 31, 2005, Legg Mason adopted programs under its stockholder-approved omnibus equity plan to replace its active phantom stock and retention plans that have not been approved by its stockholders, and it ceased issuing additional phantom stock units under these plans. As a result, the only shares of Common Stock that will be distributed under these plans in the future are the shares currently held in the trust pending distribution of phantom stock units. Under the Howard Weil Plan, 48,451 shares of Common Stock are currently held in a trust to be issued under the plan. However, dividends on these shares are reinvested in the right to receive additional shares of Common Stock, which are purchased in the market to fulfill this obligation.

Legg Mason has six equity compensation plans that have not been approved by its stockholders. During the fiscal year ended March 31, 2005, Legg Mason stopped granting additional deferred bonuses or other awards, deferring income, or granting additional shares to reflect dividends under all of these plans that were active. These plans (other than the Howard Weil Plan) have been replaced for purposes of future awards (including awards to reflect dividends paid on shares of phantom stock previously granted) with programs under Legg Mason’s stockholder-approved omnibus equity plan. As a result, these plans (other than the Howard Weil Plan) will apply in the future only to the distribution of phantom stock units and interest accounts that were previously granted. For all of these plans, Legg Mason has issued to a trust shares of its Common Stock that are available for distributions under the plans. Legg Mason’s equity compensation plans that have not been approved by its stockholders are:

•	Legg Mason Wood Walker, Incorporated Private Client Group Deferred Compensation Plan;

•	Legg Mason Wood Walker, Incorporated Financial Advisor Retention Plan;

•	Legg Mason Wood Walker, Incorporated Key Employee Phantom Stock Agreements;

•	Legg Mason Wood Walker, Incorporated Professional Branch Manager Phantom Stock Agreements;

•	Legg Mason Wood Walker, Incorporated Producing Branch Manager Retention Plan; and

•	Howard, Weil, Labouisse, Friedrichs, Inc. Equity Incentive Plan (the “Howard Weil Plan”).

Set forth below is a brief description of these plans.

Legg Mason Wood Walker, Incorporated Private Client Group Deferred Compensation Plan (“PCG Plan”) and Financial Advisor Retention Plan (“FA Plan”)

Under the PCG Plan, financial advisors in Legg Mason’s Private Client Group were eligible to earn deferred bonuses in each calendar year based upon several performance measures. In calendar year 2002, the PCG Plan was replaced with the FA Plan. Under the FA Plan, financial advisors in Legg Mason’s Private Client Group were eligible to earn in each calendar year the right to receive future retention bonuses based upon several performance measures. Deferred bonuses under the PCG Plan and future retention bonuses under the FA Plan were deemed invested in either an interest account or a “phantom stock” account. Amounts deemed invested in phantom stock accounts were credited as a number of phantom stock units based on a unit price equal to the market price for a share of Legg Mason Common Stock. The number of phantom stock units credited to an account will be adjusted until the bonuses are payable to account for any stock dividends, stock splits and similar events.

Dividends paid on Common Stock were credited to phantom stock accounts by adding a number of phantom stock units based on a unit price equal to 95% of the market price for a share of Common Stock. Amounts deemed invested in interest accounts are credited annually with interest. Deferred bonuses under the PCG Plan vest at the end of the sixth calendar year after they are credited. Retention bonuses under the FA Plan are payable at the end of the sixth calendar year after the rights to receive them are granted. Deferred bonuses under the PCG Plan and retention bonuses under the FA Plan are subject to forfeiture if the recipient’s employment with Legg Mason terminates prior to the vesting or payment date, other than a termination as a result of death, disability or retirement. Vested deferred bonuses under the PCG Plan are distributed to the recipient, at the election of the recipient, upon either (i) the date they vest or (ii) the date the recipient’s employment with Legg Mason terminates. Upon a distribution under the PCG Plan, the participant receives (in a lump sum or in periodic installments, at the participant’s election) a number of shares of Common Stock equal to the number of phantom stock units that are to be distributed, or cash in the amount of the balance of the interest account to be distributed. When retention bonuses are paid under the FA Plan, the recipient receives a number of shares of Common Stock equal to the number of phantom stock units that are to be distributed, or cash in the amount of the balance of the interest account to be distributed.

Legg Mason Wood Walker, Incorporated Key Employee Phantom Stock Agreements (the “Key Employee Agreements”)

Under the Key Employee Agreements, certain employees, as part of their recruitment by Legg Mason’s Private Client Group, were offered deferred compensation bonuses credited within the first year of their employment. Deferral amounts under the Key Employee Agreements were deemed invested in “phantom stock” units based on a unit price equal to the market price for a share of Legg Mason Common Stock. The number of phantom stock units credited to an account will be adjusted until the bonuses are payable to account for any stock dividends, stock splits and similar events. Dividends paid on Common Stock were credited to phantom stock accounts by adding a number of phantom stock units based on a unit price equal to 95% of the market price for a share of Common Stock. A portion of the deferred amounts under the Key Employee Agreements vests each year over a period of five years, and deferred amounts are subject to forfeiture if the recipient’s employment with Legg Mason terminates prior to the vesting date, other than a termination as a result of death or disability. Vested deferred amounts are distributed to the recipient, at the election of the recipient, upon one of (i) the date they vest, (ii) the date the entire deferred amount vests, or (iii) the date the recipient’s employment with Legg Mason terminates. Upon a distribution, the participant receives (in a lump sum or in periodic installments, at the participant’s election) a number of shares of Common Stock equal to the number of phantom stock units that are to be distributed.

Legg Mason Wood Walker, Incorporated Professional Branch Manager Phantom Stock Agreements (the “Branch Manager Agreements”)

Under the Branch Manager Agreements, certain branch managers in Legg Mason’s Private Client Group were able to elect to defer up to $12,000 of compensation in any calendar year. Legg Mason would “match” dollar-for-dollar all amounts deferred under the Branch Manager Agreements. Deferred and match amounts under the Branch Manager Agreements were deemed invested in “phantom stock” units based on a unit price equal to the market price for a share of Common Stock. The number of phantom stock units credited to an account will be adjusted over the deferral period to account for any stock dividends, stock splits and similar events. Dividends paid on Common Stock were credited to phantom stock accounts by adding a number of phantom stock units based on a unit price equal to

95% of the market price for a share of Common Stock. Phantom stock units resulting from the Legg Mason “match” vest six full years after they are credited, and are subject to forfeiture if the recipient’s employment with Legg Mason terminates prior to the vesting date, other than a termination as a result of death, disability or retirement. Vested deferred amounts are distributed to the recipient, at the election of the recipient, upon either (i) the date they vest or (ii) the date the recipient’s employment with Legg Mason terminates. In a distribution, the participant receives (in a lump sum or in periodic installments, at the participant’s election) a number of shares of Common Stock equal to the number of phantom stock units that are to be distributed.

Legg Mason Wood Walker, Incorporated Producing Branch Manager Retention Plan (the “Branch Manager Plan”)

Under the Branch Manager Plan, certain branch managers in Legg Mason’s Private Client Group were eligible to earn the right to receive deferred bonuses and retention bonuses. Rights to receive deferred and retention bonuses were awarded in tandem under the Branch Manager Plan following each fiscal year based on the income earned by eligible branch managers during the fiscal year. When the right to receive a deferred bonus and retention bonus was awarded, the bonuses were deemed invested in either an interest account or a “phantom stock” account. Amounts deemed invested in phantom stock accounts were credited as a number of phantom stock units based on a unit price equal to the market price for a share of Legg Mason Common Stock. The number of phantom stock units credited to an account will be adjusted until the bonuses are payable to account for any stock dividends, stock splits and similar events. Dividends paid on Common Stock were credited to phantom stock accounts by adding a number of phantom stock units based on a unit price equal to 95% of the market price for a share of Common Stock. Amounts deemed invested in interest accounts are annually credited with interest. Deferred bonuses under the Branch Manager Plan are payable on the earlier of (i) the end of the sixth fiscal year after the rights to receive them are granted and (ii) the date the applicable recipient’s employment with Legg Mason terminates. Retention bonuses under the Branch Manager Plan are payable at the end of the sixth fiscal year after the rights to receive them are granted, and rights to receive retention bonuses are subject to forfeiture if the applicable recipient’s employment with Legg Mason terminates prior to the end of that sixth year, other than a termination as a result of death, disability or retirement. When bonuses are paid under the Branch Manager Plan, the recipient receives a number of shares of Common Stock equal to the number of phantom stock units that are to be distributed, or cash in the amount of the balance of the interest account to be distributed.

Howard, Weil, Labouisse, Friedrichs, Inc. Equity Incentive Plan

Under the Howard Weil Plan, certain employees of Howard, Weil, Labouisse, Friedrichs, Inc. (“Howard Weil”) were entitled to defer their receipt of compensation. The deferred amounts were deemed invested in Voting Stock of Howard Weil. When Legg Mason acquired Howard Weil in 1987, the deferred amounts were funded by placing Howard Weil stock into a trust, and the stock in the trust was converted into Common Stock. Since the acquisition, no additional amounts have been deferred under the Howard Weil Plan. However, the Howard Weil Plan governs the distribution of shares from the trust to participants. In addition, dividends paid on the shares held in the trust are used to purchase additional shares of Common Stock in the open market, which are then credited to the accounts of participants.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Legg Mason has designed its executive compensation to attract, motivate and retain the management talent needed to maintain and strengthen Legg Mason’s position in the financial services industry and to achieve its business objectives.

Salaries of executive officers are set at levels which the Compensation Committee (the “Committee”) of the Board of Directors believes are competitive with salaries of executives in similar positions at comparable financial services companies. In addition, in determining executive compensation, the Committee places substantial emphasis on incentive compensation directly related to short and long-term corporate performance through annual cash bonuses, restricted stock awards and stock option grants. The compensation of Legg Mason’s chief executive officer is determined by the Committee, subject to the approval of Legg Mason’s independent directors. The members of the Committee are non-employee directors and the Board of Directors has determined that each member of the Committee is “independent.”

As is common in the financial services industry, a significant portion of the total cash compensation of Legg Mason’s executive officers is paid in the form of bonuses to maximize the portion of an individual’s compensation that is subject to fluctuation each year based upon corporate and individual performance. For example, in fiscal 2005, approximately 93.4% of the annual cash compensation (excluding bonus amounts paid in the form of restricted stock) of Raymond A. Mason, Legg Mason’s Chief Executive Officer (“CEO”), was paid as bonuses.

Executive compensation is structured to recognize each executive’s level of responsibility and to reward exceptional individual and corporate performance, taking into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement Legg Mason’s business plans as well as to react to unanticipated external factors which can have a significant impact on corporate performance. Compensation decisions for all executives, including the CEO, are based on the same general criteria.

In carrying out its responsibilities, the Committee utilizes independent consulting advice in connection with its consideration of executive compensation plans and appropriate levels of executive compensation.

There are three major components of compensation for Legg Mason’s executive officers: base salary, short-term awards and long-term incentive awards.

Base Salary

A competitive base salary is important in fostering a career orientation among executives consistent with the long-term nature of Legg Mason’s business objectives. The Committee determines the salary of the CEO, subject to the approval of Legg Mason’s independent directors, and Legg Mason’s other executive officers based on its consideration of the CEO’s recommendations.

Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing Legg Mason’s salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations.

Raymond A. Mason, Legg Mason’s CEO, has more than 40 years of service with Legg Mason. The Committee established his fiscal 2005 salary of $500,000 based upon competitive positioning and Legg Mason’s overall compensation approach of limiting base salary levels and emphasizing incentive compensation.

Short-Term Awards

Short-term awards to executives are based on Legg Mason’s fiscal year operating results and the performance and responsibilities of the individual executives. Short-term awards also reflect each executive officer’s contributions to the business during the fiscal year.

Legg Mason’s Executive Incentive Compensation Plan provides for an executive bonus pool in an amount up to 10% of Legg Mason’s pre-tax income (calculated before deduction of the bonuses) for annual awards to the CEO and other key executive officers selected by the Committee. Because the pool amount is based on pre-tax income, the total size of the pool varies with Legg Mason’s performance. During the first quarter of the fiscal year, the Committee established maximum percentage allocations of the total pool for certain key executive officers. Mr. Mason’s maximum percentage allocation for fiscal 2005 was established at 32%, or 3.2% of Legg Mason’s pre-tax income (before deduction of bonuses paid under the Executive Incentive Compensation Plan). After the end of each fiscal year, the Committee approves, subject to independent director approval in the case of CEO compensation, specific bonuses from the pool for each participating executive officer, which may not exceed the maximum percentage previously allocated. The pre-established maximum percentage allocation and the specific bonus the CEO and each of the other selected executives receives, within the amount determined pursuant to the pre-established percentage allocation, is dependent upon the executive’s level of responsibility, individual performance, initiative, business judgment and management skills and corporate performance.

Although Section 162(m) of the Internal Revenue Code limits deductions for certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in proxy statements of public companies, when circumstances warrant, the Committee may award an executive officer a bonus that is in addition to the bonus awarded under the bonus pool because the Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. These bonuses are awarded based on the same factors used in allocating the bonus pool and generally are used to reward outstanding performance that the Committee feels warrants a bonus in excess of the maximum percentage allocated to that executive officer from the bonus pool. No such additional bonus was awarded for fiscal 2005.

In fiscal 2005, the Committee granted Mr. Mason quarterly supplemental bonuses totaling $633,516 conditioned upon the proceeds being applied to repay a portion of the outstanding principal on a loan from Legg Mason. This was done pursuant to the Committee’s decision, when it granted the loan in 1998 as part of a compensation arrangement, to award supplemental bonuses that Mr. Mason would use to repay the loan. This loan was fully repaid during fiscal 2005 and the Committee does not intend to continue granting these supplemental quarterly bonuses.

Total bonuses (including restricted stock awards) to the CEO and the four other named executive officers with respect to fiscal 2005 aggregated 2.7% of pre-tax income (before deduction of the bonuses), with 52.5% of the total bonuses (1.4% of Legg Mason’s pre-tax income before deduction of the bonuses or 14% of the available pool) being awarded to Mr. Mason. As discussed below, for certain executive officers and certain other highly compensated employees, the Committee approved the issuance of restricted shares of Common Stock in May 2005 in lieu of paying a portion of their cash bonuses for fiscal 2005. The total bonuses of $9.4 million awarded to Mr. Mason for fiscal 2005 (including the portion paid in restricted stock) reflect his significant personal contributions to Legg Mason and its business, and were based on the Committee’s general evaluation of Mr. Mason’s overall contribution to Legg Mason’s business. In recommending to the independent directors the amount of Mr. Mason’s bonuses, the Committee considered, among other things, Legg Mason’s financial performance in fiscal 2005, a comparison of such financial performance with Legg Mason’s financial performance in fiscal 2004 and that of other financial services companies, Legg Mason’s earnings growth, the rate of growth of Legg Mason’s stock price, Legg Mason’s market capitalization and Mr. Mason’s tenure as CEO. The Committee believes that Mr. Mason’s salary and bonuses were appropriate in relation to compensation of CEOs of comparable companies, taking into account the size, business results and stock performance of Legg Mason and those companies.

Long-Term Incentive Awards

Long-term incentive awards are designed to reinforce the importance of building long-term value for Legg Mason’s stockholders. All long-term incentive awards made in fiscal 2005 were made under the stockholder-approved Legg Mason, Inc. 1996 Equity Incentive Plan.

Stock options and restricted shares of Common Stock were the only long-term incentives granted to executive officers for fiscal 2005. The Committee believes that stock option grants focus management’s attention on long-term growth in stockholder value and stock price appreciation. Generally, options have a term of up to eight years, and are granted at the fair market value of Legg Mason Common Stock on the date of grant, and an initial portion of the options becomes exercisable one year from date of grant, with the balance becoming exercisable in increments over the ensuing four years. Generally, recipients must remain employed by Legg Mason to exercise their options.

The number of options that the Committee grants to executive officers is based on individual performance and level of responsibility, and is approved by the Committee after considering the recommendations of the CEO. In some years, the Committee may not grant a long-term incentive award to an executive officer in spite of his or her individual performance and level of responsibility if it determines that the officer has sufficient outstanding long-term incentive awards from prior years. Award levels must be sufficient in size so that executives develop strong incentives to achieve long-term corporate goals.

In order to increase stock ownership of executive officers and further align the incentives of management and stockholders, the Committee granted restricted shares of Common Stock to several executive officers in lieu of paying a portion of their cash bonuses for fiscal 2005 under Legg Mason’s Executive Incentive Compensation Plan. In May 2005, each recipient was granted shares that had a fair market value, on the date the Committee approved the grant, equal to the amount of cash bonus that was replaced. For restricted stock granted to all officers other than Mr. Mason, one-third of the shares granted vest on April 30th of each of the next three years. For restricted stock granted to Mr. Mason, one-half of the shares granted vest on April 30th of each of the next two years. Prior to vesting, the shares may not be transferred and are generally subject to forfeiture in certain circumstances.

COMPENSATION COMMITTEE
John E. Koerner III, Chairman Roger W. Schipke* James E. Ukrop

* Joined the Compensation Committee in July 2004.

Compensation Committee Interlocks and Insider Participation

John E. Koerner III and James E. Ukrop served on the Compensation Committee during the entire fiscal year ended March 31, 2005. Harold L. Adams served on the Compensation Committee from March 2004 through July 2004. Roger W. Schipke was elected to the Compensation Committee in July 2004 and served for the remainder of the fiscal year. Peter F. O’Malley was elected to the Compensation Committee in July 2004 and served until his resignation from the Board on March 28, 2005. None of these individuals has ever been an officer or employee of Legg Mason or any of its subsidiaries and no “compensation committee interlocks” existed during fiscal 2005.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the financial accounting and reporting of Legg Mason and its subsidiaries by selecting and compensating the company’s independent registered public accounting firm (“independent auditors”), providing oversight of the work of the independent auditors and reviewing the scope and results of audits conducted by them, reviewing the activities of Legg Mason’s internal auditors, discussing with independent auditors, internal auditors and management the organization and scope of Legg Mason’s internal system of accounting and financial controls and reviewing and discussing certain matters that may have a material impact on Legg Mason’s financial statements. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors that was last amended during the fiscal year ended March 31, 2004. The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate, and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined under the Listing Standards of the New York Stock Exchange. The Board of Directors has also determined that Mr. Beresford qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee held seven meetings during the fiscal year ended March 31, 2005. The meetings were intended, among other things, to facilitate communication among the Audit Committee, management, internal auditors and Legg Mason’s independent auditors. The Audit Committee reviewed with Legg Mason’s internal auditors and its independent auditors the overall scope and plans for their respective audits and discussed with both the internal auditors and the independent auditors the results of their examinations and their evaluations of Legg Mason’s internal controls. The Audit Committee’s discussions with management and the independent auditors included a review of significant accounting policies applied by Legg Mason in its financial statements.

The Audit Committee also reviewed and discussed Legg Mason’s progress in complying with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed with Legg Mason’s management and its independent auditors management’s annual report on the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2005 and the independent auditors’ related attestation report.

Legg Mason’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of consolidated financial statements in accordance with generally accepted accounting principles, and for the establishment and effectiveness of Legg Mason’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. Legg Mason’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and for attesting to management’s assessment of the effectiveness of Legg Mason’s internal control over financial reporting. The Audit Committee monitors and reviews these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Legg Mason as of and for the fiscal year ended March 31, 2005 with management and Legg Mason’s independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with

Audit Committees.” Furthermore, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors their independence from Legg Mason and its management. When considering the independent auditors’ independence, the Audit Committee considered whether their provision of services to Legg Mason beyond those rendered in connection with their audit and review of Legg Mason’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee has recommended to the Board of Directors that Legg Mason’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2005 be included in Legg Mason’s Annual Report on Form 10-K.

AUDIT COMMITTEE
Dennis R. Beresford, Chairman Harold L. Adams* Edward I. O’Brien Margaret Milner Richardson*

* Joined the Audit Committee in July 2004.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on Legg Mason’s Common Stock for the last five fiscal years with the cumulative total return of the S&P 500 Stock Index and the SNL Securities and Investments Index (the “SNL Securities Index”) over the same period (assuming the investment of $100 in each on March 31, 2000, and the reinvestment of all dividends). The SNL Securities Index consists of 79 publicly held broker dealer and investment advisor firms.

	Fiscal Year Ended March 31,
	2000	2001	2002	2003	2004	2005
Legg Mason	$100	$98	$125	$115	$221	$282
S&P 500 Stock Index	100	78	79	59	80	85
SNL Securities Index	100	77	81	57	91	96

Source: SNL Financial

CERTAIN TRANSACTIONS

On December 8, 1998, Legg Mason loaned to Raymond A. Mason, Legg Mason’s Chairman of the Board, President and Chief Executive Officer, $3,378,750 to finance the purchase of 120,000 shares of Common Stock from Legg Mason. All outstanding principal under this loan was repaid on March 16, 2005. The loan was full recourse, was secured by a pledge of the shares and accrued interest at a rate of 4.47% per annum, compounded semi-annually. The largest amount of indebtedness outstanding under this loan at any time during fiscal 2005 was $844,688, plus accrued interest.

Certain directors and executive officers have immediate family members who are employees of Legg Mason or one of its subsidiaries. The compensation of each such family member, including participation in employee benefit plans generally made available to similarly situated employees, was established in accordance with Legg Mason’s employment and compensation practices applicable to employees with similar qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in the employment relationships nor do any of them share a home with these employees. None of these employees is an executive officer of Legg Mason.

A son-in-law of Legg Mason director and former executive officer James W. Brinkley is employed as a Vice President and financial advisor in LMWW’s private client business and received $345,000 in salary and bonus for fiscal 2005, substantially all of which was commission-based. A daughter-in-law of James W. Brinkley is employed as Vice President, Co-Director of Private Client Group Training and Development in LMWW’s private client business and received $155,000 in salary and bonus for fiscal 2005, plus options to acquire 401 shares of Common Stock. An adult child of Raymond A. Mason, Legg Mason’s Chairman of the Board, President and Chief Executive Officer, is employed as Vice President and Director, Corporate Marketing and Communications in Legg Mason’s corporate communications department and received $329,000 in salary and bonus for fiscal 2005, plus 159 shares of restricted Common Stock. Another adult child of Raymond A. Mason is employed as a Vice President and Senior Trader in the equity capital markets business of LMWW and received $114,000 in salary and bonus for fiscal 2005. A brother-in-law of Legg Mason executive officer Edward A. Taber III is employed as an Institutional Sales Representative in LMWW’s private client business and received $331,000 in salary and bonus for fiscal 2005, all of which was commission-based, plus 177 shares of restricted Common Stock. A sister of Legg Mason executive officer Joseph A. Sullivan is employed as an Institutional Sales Liaison in LMWW’s capital markets business and received $63,300 in salary and bonus for fiscal 2005.

Directors, executive officers and employees of Legg Mason and members of their immediate families may purchase or sell securities in brokerage transactions with Legg Mason’s subsidiaries. These subsidiaries may also, from time to time and in the ordinary course of their businesses, enter into transactions on a principal basis involving the purchase or sale of securities and other financial products in which directors, executive officers, employees and members of their immediate families have an interest. For certain transactions, Legg Mason’s subsidiaries may offer discounts on their services. In addition, from time to time directors, executive officers and employees of Legg Mason, members of their immediate families, and companies or affiliates of companies that employ Legg Mason’s independent directors, may have investments in various investment vehicles or accounts sponsored or managed by Legg Mason’s subsidiaries.

In the ordinary course of its business, Legg Mason has extended credit to certain of its directors and executive officers in connection with their purchases of securities in margin accounts. These extensions of credit have been made on terms comparable to loans to unaffiliated customers and did not involve more than the normal risk of collectability or present other unfavorable features. No such extension has resulted in a loss to Legg Mason. Subsequent to the enactment of the Sarbanes-Oxley Act of 2002, Legg Mason has made no new margin loans to directors or executive officers who are not employees of LMWW and has not permitted increases in any margin loans to directors or executive officers who are not employees of LMWW.

PROPOSED RE-APPROVAL OF EXECUTIVE

INCENTIVE COMPENSATION PLAN

In May 1995, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved the Legg Mason, Inc. Executive Incentive Compensation Plan (the “Plan”) and in July 1995 the stockholders of the Company approved the Plan. In order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Plan must be resubmitted to, and re-approved by, stockholders every five years. Legg Mason’s stockholders re-approved the Plan in July 2000 and, in April 2005, the Board of Directors approved submitting the Plan for re-approval by a vote of stockholders at this Annual Meeting. The text of the Plan is set forth in Appendix A to this proxy statement and the following description of the Plan is qualified in its entirety by reference to the Plan.

The Plan is an annual bonus plan designed to provide certain senior officers of Legg Mason, including those who are required to be named in the Summary Compensation Table, with incentive compensation based upon achievement of pre-established performance goals. The Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which denies a tax deduction to a public company for compensation in excess of $1,000,000 paid in any tax year to the chief executive officer and each of the four other most highly compensated executive officers, subject to an exception for “performance-based compensation” paid pursuant to performance goals determined by the company’s compensation committee and approved by its shareholders.

The Plan is administered by the Compensation Committee. Each year, the Compensation Committee selects Plan participants from among Legg Mason’s senior management and key employees who will be eligible to receive awards under the Plan (collectively, “Awards”). The number of participants selected by the Compensation Committee varies from year to year and there were 10 participants in fiscal 2005.

The Plan provides for a total pool (the “Award Pool”) to be based upon a designated percentage of Legg Mason’s consolidated pre-tax income for each fiscal year, before reduction by the amount of the Award Pool (“Annual Profits”). The Award Pool for each fiscal year is determined by the Compensation Committee, but may not exceed 10% of Annual Profits. The Compensation Committee designates the persons who will participate in the Plan for each fiscal year and determines the maximum percentage of the Award Pool, if any, to be paid to each participant for the particular fiscal year. In no event may more than 40% of the Award Pool for a fiscal year be awarded to any single participant in the Plan. No payments will be made under the Plan unless Annual Profits exceed $3,000,000.

The Compensation Committee is authorized at any time during or after a fiscal year to reduce or eliminate the Award Pool or the portion of the Award Pool allocated to any participant, for any reason. The Compensation Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan or any Award which has not yet been paid. Any such amendment may be made without stockholder approval. No Award may be granted during any suspension of the Plan or after its termination.

Legg Mason believes that, upon re-approval of the Plan by the stockholders and certification by the Compensation Committee that performance goals and any other material terms have been satisfied, compensation paid pursuant to the Plan will be tax deductible. The re-approval of the Plan by the stockholders and certification by the Compensation Committee will be conditions to the receipt by participants of any payments under the Plan for the fiscal year ending in 2006 and beyond. Failure of the stockholders to re-approve the Plan will not prohibit Legg Mason from paying bonus compensation to senior management who would have been covered by the Plan, including in situations where such compensation may be subject to the deductibility limitation under Section 162(m).

The table below shows the amounts received under the Plan for fiscal 2005, which are also disclosed in the Summary Compensation Table under the heading “Executive Compensation.” No non-employee directors or non-executive officer employees participated in the Plan in fiscal 2005.

PLAN BENEFITS

LEGG MASON, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN

Name and Position	Dollar Value(1)
Raymond A. Mason, Chairman, President and Chief Executive Officer	$9,664,000
Peter L. Bain, Senior Executive Vice President	2,226,000
Mark R. Fetting, Senior Executive Vice President	2,529,000
Thomas P. Mulroy, Executive Vice President	1,619,000
Timothy C. Scheve, Senior Executive Vice President	2,378,000
Executive Group(2)	22,744,000

(1)	Represents the combined value of bonus and restricted stock awarded in 2005.
(2)	Includes the five named executive officers listed above.

PROPOSED APPROVAL OF NON-EMPLOYEE

DIRECTOR EQUITY PLAN

In April 2005, the Compensation Committee considered changes in the type and amount of equity compensation that is paid to non-employee directors of Legg Mason and recommended adopting the Legg Mason, Inc. Non-Employee Director Equity Plan (the “Director Equity Plan”) to replace the Legg Mason, Inc. Stock Option Plan for Non-Employee Directors (the “Option Plan”). In June 2005, the Board of Directors of Legg Mason adopted, subject to the approval of stockholders at this Annual Meeting, the Director Equity Plan.

The Director Equity Plan covers a total of 625,000 shares of Common Stock, which is slightly less than the approximately 627,000 shares available for issuance under the Option Plan. Non-employee directors are defined under the Director Equity Plan as Legg Mason directors who are not employees of Legg Mason or its subsidiaries. Under the terms of the Director Equity Plan, each non-employee director will receive an equity award:

•	on the thirty-first day after he or she is first elected as a director; and

•	on the day of each subsequent Annual Meeting of Stockholders.

The equity award that each non-employee director will receive under the Director Equity Plan will be selected by the director from among the following:

•	a grant of shares of Common Stock that have a market value, on the grant date, of $125,000;

•	a grant of shares of Common Stock that have a market value, on the grant date, of $75,000, plus $50,000 in cash;

•	options to acquire a number of shares of Common Stock equal to three times the number of shares that would be granted under the first award discussed above; or

•	a grant of a number of Restricted Stock Units equal to the number of shares that would be granted under the first award discussed above.

Shares of Common Stock granted under the Director Equity Plan are fully vested on the grant date and are not subject to any transfer or other restrictions.

Options granted under the Director Equity Plan are non-statutory stock options which do not qualify for tax treatment under Section 422A of the federal tax code. The options become exercisable immediately upon the grant date, and have an exercise price equal to the market value of the Common Stock on the grant date. Options expire eight years from the grant date, regardless of whether the recipient continues to be a director of Legg Mason. All options are non-transferable other than by will or the laws of descent and distribution.

Restricted Stock Units granted under the Director Equity Plan are payable on a one-for-one basis in shares of Common Stock within sixty days of the date on which the recipient ceases to be a director of Legg Mason. The number of Restricted Stock Units credited to a director will be increased to reflect all dividends paid on Common Stock based on the market price of a share of Common Stock on the dividend payment date. Restricted Stock Units are non-transferable other than by will or the laws of descent and distribution.

The Director Equity Plan will terminate on June 1, 2015. However, the termination will not affect prior grants. The Board of Directors may amend the Director Equity Plan. However, without the approval of stockholders, no amendment may materially increase the benefits accruing under the Plan, increase the number of shares of Common Stock covered by the Plan or modify the eligibility requirements to participate in the Plan. The aggregate number of shares of Common Stock covered by the Director Equity Plan; the number of shares of Common Stock subject to, and the exercise price of, outstanding options; and the number of outstanding Restricted Stock Units will be adjusted to reflect any stock split or similar transaction.

The Director Equity Plan, if approved by stockholders, will replace the Option Plan for purposes of equity awards on and after the date of this Annual Meeting. Therefore, if the stockholders approve the Director Equity Plan at this Annual Meeting, each non-employee director will receive, on the date of the meeting, one of the equity awards discussed above. If the stockholders do not approve the Director Equity Plan, the Option Plan will continue in effect and each non-employee director will receive, on the date of this Annual Meeting, an option to purchase 4,500 shares of Common Stock. See “Election of Directors-Compensation of Directors.”

Since the benefits to be received under the Director Equity Plan depend on the market value of shares of Common Stock on the date of the Annual Meeting and the actual awards selected by the directors, the future benefits to be received under the Plan cannot be determined. The closing price of Legg Mason Common Stock on the New York Stock Exchange on June 7, 2005 was $85.93. Assuming the market value of a share of Common Stock on the date of the Annual Meeting is the same as the closing price on June 7, 2005, if all of the non-employee directors elected to receive only Common Stock, 14,540 shares of Common Stock would be granted to the directors as a group on the Annual Meeting date; if all of the non-employee directors elected to receive Common Stock plus $50,000 in cash, 8,720 shares of Common Stock would be granted and $500,000 in cash would be awarded to the directors as a group on the Annual Meeting date, if all of the non-employee directors elected to receive options, options to purchase 43,620 shares of Common Stock would be granted to the directors as a group on the Annual Meeting date and if all of the non-employee directors elected to receive Restricted Stock Units, 14,540 Restricted Stock Units would be granted to the directors as a group on the Annual Meeting date.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP to be the independent registered public accounting firm of Legg Mason for the fiscal year ending March 31, 2006. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of Legg Mason’s consolidated financial statements for the fiscal years ended March 31, 2005 and March 31, 2004 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2005	2004
Audit(1)	$4,406,000	$2,158,000
Audit-Related(2)	331,000	1,472,000
Tax(3)	144,000	9,000
All Other(4)	5,000	52,000

Total	$4,886,000	$3,691,000

(1)	Audit Fees consisted of fees for the audit and quarterly reviews of Legg Mason’s financial statements, services provided for statutory audits of certain subsidiaries and services provided in connection with other statutory or regulatory filings or engagements including consents related to SEC filings. The fees for the fiscal year ended March 31, 2005 also include fees related to the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of Legg Mason’s financial statements. These services include advice and consultation regarding the application of generally accepted accounting principles related to new or proposed accounting principles and due diligence related to acquisitions.
(3)	Tax Fees consisted of fees for the preparation and review of federal, state, local and international tax returns. In addition, tax services in the fiscal year ended March 31, 2005 included services related to transfer pricing studies.
(4)	All Other Fees included new product and benefit plan consulting services.

Pre-approval of Independent Registered Public Accounting Firm Services

The Audit Committee approves all audit and permitted non-audit services to be performed for Legg Mason or its subsidiaries by PricewaterhouseCoopers LLP. The Chair of the Audit Committee may pre-approve permissible proposed non-audit services that arise between Committee meetings, provided that the decision to pre-approve the service is presented for ratification at the next scheduled Audit Committee meeting.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Legg Mason must receive in writing, at its principal executive offices located at 100 Light Street, Baltimore, Maryland 21202, Attn: Corporate Secretary, any stockholder proposal intended for inclusion in the proxy material for the 2006 Annual Meeting on or before February 17, 2006. The inclusion of any proposal will be subject to applicable rules of the SEC. The persons named as proxies for the 2006 Annual Meeting will generally have discretionary authority to vote on any matter presented by a stockholder for action at the meeting. In the event Legg Mason receives notice of any stockholder proposal by May 3, 2006, then, if Legg Mason includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, those proxies may exercise discretionary authority with respect to such matter, except to the extent limited by the SEC’s rules governing stockholder proposals.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, Legg Mason’s executive officers and directors are required to file with the SEC and the New York Stock Exchange reports of their ownership of Common Stock. Based solely on a review of copies of such reports furnished to Legg Mason, or written representations that no reports were required, Legg Mason believes that during the fiscal year ended March 31, 2005 its executive officers and directors complied with the Section 16(a) requirements except that (1) Mr. Mason reported the May 28, 1998 acquisition of 400 shares of Common Stock by his adult children on an Amended Form 5 report filed October 12, 2004, the September 26, 2003 gift of 550 shares of Common Stock by Mr. Mason’s wife to her children on a Form 4 report filed September 22, 2004 and the July 26, 2004 acquisition of 400 shares of Common Stock by his adult children on a Form 4 report filed October 12, 2004; (2) Mr. Ford reported the April 22, 2003 acquisition of 2,800 stock options on a Form 4 report filed May 20, 2004, the December 24, 2003 gift of 400 shares of Common Stock on a Form 5 report filed June 14, 2004 and the September 22, 2004 exercise of 8,266 stock options on a Form 4 report filed September 27, 2004; (3) Mr. O’Malley reported the May 7, 2004 exercise of 5,332 stock options on a Form 4 report filed May 12, 2004; (4) the following persons reported the acquisitions on June 9, 2004 of phantom stock units acquired under the Legg Mason Wood Walker, Incorporated Deferred Compensation/Phantom Stock Plan (the “Phantom Plan”) on Form 4 reports filed June 14, 2004: Mr. Bain—739.59 units; Mr. Bilson—354.31 units; Mr. Brinkley—739.59 units; Mr. Chowdhury—739.59 units; Mr. Fetting—739.59 units; Mr. Ford—144.58 units; Mr. Himelfarb—739.59 units; Mr. Mason—600.36 units; Mr. Mulroy—739.59 units; Mr. Sabelhaus—739.59 units; and Mr. Sullivan—739.59 units; and (5) the following persons reported the acquisitions on January 7, 2005 of phantom stock units acquired under the Phantom Plan on Form 4 reports filed January 12, 2005: Mr. Brinkley—164.52 units; Mr. Himelfarb—172.37 units; Mr. Mason—144.73 units; Mr. Mulroy—117.43 units; and Mr. Sabelhaus—106.35 units.

OTHER MATTERS

To the extent that this Proxy Statement is incorporated by reference into any other filing by Legg Mason under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report on Executive Compensation,” “Audit Committee Report” (the extent permitted by the rules of the SEC) and “Stock Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in such filing.

The Board of Directors of Legg Mason is not aware of any other matters to come before the Meeting. If any other matters should come before the Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

By order of the Board of Directors

ROBERT F. PRICE
Secretary

APPENDIX A

LEGG MASON, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of the Legg Mason, Inc. Executive Incentive Compensation Plan (the “Plan”) is to provide incentives to executive officers and other key employees of Legg Mason, Inc. (Legg Mason, Inc. and all direct and indirect subsidiaries being referred to herein as the “Company”) to incent such employees and to encourage them to remain in the employ of the Company. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Definitions. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

a. “Annual Profits” means the consolidated income before income taxes of the Company for the Performance Period, before the provision for incentive compensation earned pursuant to this Plan, and subject to accounting adjustments and adjustment for extraordinary items.

b. “Award” means a portion of the Award Pool payable to a Participant as determined pursuant to Section 4 hereof.

c. “Award Pool” means a pool specified by the Committee, in accordance with Section 4 hereof, out of which Awards may be made to Participants.

d. “Committee” means the Compensation Committee of the Board of Directors of Legg Mason, Inc., or such other Board committee as may be designated by the Board of Directors to administer the Plan.

e. “Participant” means an employee designated by the Committee to participate in the Plan for a designated Performance Period.

f. “Performance Period” means the Company’s fiscal year.

3. Administration.

3.1 The Committee shall administer the Plan. The Committee’s interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish regulations to administer the Plan and to change such regulations.

3.2 Exculpation and Indemnification. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions.

4. Awards.

4.1 Creation of Award Pools. Not later than 90 days following the commencement of each Performance Period, the Committee shall establish an Award Pool from which Awards may be paid in accordance with the Plan. The amount included in the Award Pool for a particular Performance Period shall be equal to a percentage of the Annual Profits for the Performance Period to be determined by the Committee, not to exceed 10% of the Annual Profits.

4.2 Allocation of Award Pools. Not later than 90 days following the commencement of each Performance Period, the Committee shall select the persons who shall be Participants for such

A-1

Performance Period and allocate, with respect to each Participant, a maximum percentage of the Award Pool, if any, to be paid for such Performance Period; provided that in no event shall the percentage portion of the Award Pool allocated to any Participant exceed 40% of the Award Pool.

4.3 Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the Award Pool or the Award allocated to any Participant for any reason.

4.4 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the amount of the Award Pool and the Awards payable to Participants. Partial payments may be made to Participants during the course of a Performance Period in the sole discretion of the Committee; provided that the aggregate of such partial payments may not exceed the amount of the Award that a Participant would otherwise be entitled to under this Section 4. No award shall be paid under the Plan unless the Annual Profits for the Performance Period exceed $3,000,000.

5. Effective Date of the Plan. The Plan shall be effective as of April 1, 1995, provided that the Plan is approved by the stockholders of the Company at a meeting held no later than September 1, 1995. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6. Right to Terminate Employment. Nothing in the Plan or designation as a Participant shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.

7. Tax Withholding. The Company shall withhold from cash payments made pursuant to the Plan an amount sufficient to cover any required withholding taxes.

8. Amendment, Modification and Termination of the Plan. The Committee may at any time terminate, suspend or modify the Plan or any Award which has not been paid. No Award may be granted during any suspension of the Plan or after its termination.

9. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may be represented by the Award Pool.

10. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Committee nor its submission to the stockholders of the Company shall be construed as creating any limitation on the power of the Committee or the Board of Directors to adopt such other incentive or other compensation arrangements as it may deem necessary. Payments received by a Participant pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state or country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

11. Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to thereto shall be governed by the laws of Maryland.

A-2

LEGG MASON, INC.

NON-EMPLOYEE DIRECTOR EQUITY PLAN

(As Effective June 1, 2005)

1. Purpose

This Non-Employee Director Equity Plan (the “Plan”) is intended to attract and retain the services of experienced and knowledgeable non-employee directors of Legg Mason, Inc. (the “Company”) for the benefit of the Company and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders. The Plan provides for equity grants to non-employee directors of the Company in the form of stock options, stock grants and restricted stock units on the terms and subject to the conditions set forth in the Plan.

2. Definitions

Except where the context otherwise indicates, the following definitions apply for purposes of this Plan:

2.1. “Board” shall mean the Board of Directors of the Company.

2.2. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.3. “Committee” means the Compensation Committee of the Board.

2.4. “Common Stock” means common stock, par value $.10 per share, of the Company.

2.5. “Company” means Legg Mason, Inc.

2.6. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.7. “Fair Market Value” means, except as otherwise provided in Section 8.2, the mean of the high and low sales prices of the Common Stock on the New York Stock Exchange on the Grant Date (or the next preceding date on which trading occurred if there was no trading on the Grant Date). In the event that the Common Stock is no longer traded on the New York Stock Exchange on the Grant Date, then the Committee shall establish the purchase price at the fair market value determined under Treasury Regulation Section 20.2031-2.

2.8. “Grant” means an Option, RSU or grant of Common Stock to a Non-Employee Director in the amount determined under Section 6.4.

2.9. “Grant Date” means the date on which a Grant is made under the Plan.

2.10. “Non-Employee Director” means a director of the Company who is not otherwise an officer or employee of the Company or a Subsidiary.

2.11. “Option” means an option to acquire a share of Common Stock.

2.12. “Plan” means the Legg Mason, Inc. Non-Employee Director Equity Plan.

2.13. “Plan Year” means the taxable year of the Company.

2.14. “Restricted Stock Unit” or “RSU” means a unit that is economically equivalent to, but is not an actual, share of Common Stock.

2.15. “RSU Account” means a bookkeeping entry used by the Company to record and account for the grant of RSUs (and dividends credited to such RSUs pursuant to Section 8.2) until such time as the RSUs are distributed in the form of shares of Common Stock

2.16. “Securities Act” means the Securities Act of 1933, as amended.

2.17. “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of 50 percent or more.

3. Stock Subject to the Plan

Subject to adjustments as provided in Section 10 of the Plan, the shares of Common Stock that may be delivered or purchased under Options or used for reference purposes with respect to Grants under the Plan shall not exceed an aggregate of 625,000 shares of Common Stock. The Company shall reserve said number of shares for Grants under the Plan, subject to adjustments as provided in Section 10 of the Plan. If any Grant, or portion of a Grant, under the Plan expires or terminates unexercised, or is otherwise terminated, surrendered or canceled as to any shares without the delivery of shares of Common Stock or other consideration, the shares subject to such Grant, or portion of a Grant, shall thereafter be available for further Grants under the Plan.

4. Administration

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the Grants (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations of the matters referred to in this Section 4 shall be conclusive.

5. Eligibility

Each Non-Employee Director shall receive Grants in accordance with Section 6.

6. Annual Grants

6.1. A Non-Employee Director shall receive Grants under the Plan as follows:

6.1.1. Upon the approval of the Plan by the stockholders, each Non-Employee Director shall receive a Grant under the Plan. Thereafter, each Non-Employee Director shall receive a Grant effective as of the date of each subsequent Annual Meeting of Stockholders.

6.1.2. A newly elected director shall receive a Grant effective thirty-one (31) days after the Non-Employee Director is first elected as a director of the Company.

6.2. If the relevant date of Grant is not a trading day, the Grant shall be made as of the next succeeding trading day (i.e., the next day on which public trading of Common Stock occurs).

6.3. In order to receive a Grant, the individual must be a Non-Employee Director on the relevant Grant Date. A Non-Employee Director shall be notified by the Company, in writing, of his or her participation in this Plan within ten (10) days following the date he or she is first elected as a director of the Company.

6.4. Each Non-Employee Director may choose to have the Grant made in the form of:

6.4.1. Common Stock that has a Fair Market Value of $125,000 on the Grant Date.

6.4.2. $50,000 in cash plus Common Stock that has a Fair Market Value of $75,000 on the Grant Date;

6.4.3. Options to acquire a number of shares of Common Stock equal to three times the number of shares determined under Section 6.4.1; or

6.4.4. Restricted Stock Units equal to the number of shares determined under Section 6.4.1.

6.5. Any amount determined under Section 6.4 with respect to Common Stock shall be expressed in whole shares of Common Stock. Any amount that cannot be converted into whole shares of Common Stock shall be distributed in cash.

6.6. A Non-Employee Director shall elect the type of Grant (from among the choices described in Sections 6.4.1 through 6.4.4) by completing and submitting to the Company a written election on a form supplied by the Company for this purpose.

6.6.1. Elections with respect to Grants for a Plan Year must be made prior to the beginning of the Plan Year.

6.6.2. Notwithstanding the provisions of Section 6.6.1, the initial election of a Non-Employee Director may be made:

6.6.2.1. Within thirty (30) days after the date this Plan is adopted by the Board; provided, however, that such elections shall only apply to a Grant made after the election is received by the Company; or

6.6.2.2. Within thirty (30) days of the date the Non-Employee Director is first elected as a director of the Company.

6.6.3. An election to defer compensation (within the meaning of Section 409A of the Code) must be made by the latest date permitted under Section 409A of the Code.

6.6.4. Once made, a Grant election may not be changed for a Plan Year after the start of that Plan Year and shall remain in effect from Plan Year to Plan Year unless modified by the Non-Employee Director in writing on such form as may be prescribed by the Company for this purpose. Such modification shall become effective (and shall only apply to) Grants made with respect to Plan Years commencing after the date the modification is received by the Company.

6.7. Grants relate to services to be performed as a Non-Employee Director after the relevant Grant Date. Nothing in the Plan or in any Grant pursuant to the Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the right of the Company to terminate a Non-Employee Director’s service as a director at any time.

6.8. Common Stock shall not be issued with respect to a Grant under the Plan (or the exercise of an Option) unless the issuance and delivery of share certificates for such Common Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any national securities exchange or Nasdaq System upon which the Common Stock may then be listed or quoted. The actual delivery of shares of Common Stock granted under the Plan will be made as soon as administratively practicable after the Grant Date.

7. Options

7.1. Only non-qualified stock options (options which do not qualify as “incentive stock options” under Section 422A of the Code) shall be granted under the Plan. Options shall be fully exercisable immediately after the Grant Date.

7.2. The grant of an Option shall be evidenced by an option agreement, executed by the Company and the grantee, stating the number of whole shares of Common Stock subject to the Option and the terms and conditions of such Option.

7.3. The price per share payable upon the exercise of each Option (“exercise price”) shall be equal to the Fair Market Value of the shares on the Grant Date.

7.4. The term of each Option shall be eight years from the Grant Date.

7.5. An Option shall be exercisable only by delivery of written notice to the Company. Such exercise shall also be made in accordance with the provisions of the option agreement, and/or such rules and regulations as the Committee may have prescribed, and/or such determinations, orders, or decisions as the Committee may have made. The notice of exercise shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. In the event an Option is being exercised by any person or persons other than the Non-Employee Director to whom the Option was issued, such notice shall be accompanied by appropriate evidence of the right of such person or persons to exercise such Option.

7.6. A Non-Employee Director shall be required to exercise Options in accordance with the requirements of Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

7.7. Payment of the exercise price may be made in cash or in shares of Common Stock or a combination of cash and shares of Common Stock, or by such other means as the Committee may prescribe. The Fair Market Value of shares of Common Stock delivered on exercise of an Option shall be determined as of the date of exercise. Shares of Common Stock delivered in payment of the exercise price must be previously owned shares. Any fractional share will be paid in cash.

7.8. Upon exercise of an Option, the Company shall have the right to retain without notice sufficient shares of stock, based on the Fair Market Value of the shares on the exercise date, to cover government withholding taxes or deductions, if any, as described in Section 9.

7.9. No Option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of the Non-Employee Director, an Option shall be exercisable only by the Non-Employee Director. In the event of the death of a Non-Employee Director to whom an Option has been granted under the Plan, the Option may be exercised by a legatee or legatees of the option holder under his or her last will or by his or her personal representatives or distributees at any time prior to the expiration of the term of the Option.

7.10. The holder of an Option shall have none of the rights of a stockholder until the shares subject thereto shall have been registered in the name of the person or persons exercising such Option on the transfer books of the Company upon such exercise.

8. Restricted Stock Units

8.1. The Company will establish a RSU Account on its books and records for the benefit of each Non-Employee Director who receives a Grant of RSUs and shall credit the RSU Account with the number of RSUs covered by such Grant. The number of RSUs covered by a Grant shall be determined as of the Grant Date.

8.2. If, prior to date of payment, the Company pays any dividend (other than in Common Stock) on its Common Stock, or makes any distribution (other than in Common Stock) with respect thereto, the RSU Account will be credited with a number of additional RSUs determined by dividing the amount of the dividend or other distribution allocable to the RSUs already credited to the RSU Account as of the record date for the dividend or distribution, by the Fair Market Value of a share of Common Stock on the payment date for the dividend or distribution. Solely for purposes of determining the number of RSUs to be credited with respect to such dividend or distribution, the Fair Market Value of the Common Stock shall be an amount equal to the average of the closing prices on the principal exchange on which the Common Stock is traded on the payment date for the dividend or distribution and the four (4) trading days immediately following such payment date or, if the Common Stock is not then traded on an exchange, such amount as is determined by the Board, in good faith, in conformance with the Treasury Regulation Section 20.2031-2. Any decline in the actual trading price of the Common Stock during the five (5) day pricing period shall be the sole risk of the Non-Employee Director (or such other person or persons entitled to receive any amount with respect to the RSUs). The shares of Common Stock underlying the additional RSUs credited to the RSU Account hereby will be distributed when, and only when, the related RSUs are distributed pursuant to Section 8.3.

8.3. An RSU Account shall be paid within sixty (60) days following the earlier of:

8.3.1. The death of a Non-Employee Director, or

8.3.2. The later of (i) the date a Non-Employee Director ceases to be a member of the Board, or (ii) the date the Non-Employee Director separates from service (within the meaning of Section 409A of the Code).

Notwithstanding anything herein to the contrary, no amount of “deferred compensation” (within the meaning of Section 409A of the Code) payable to a Non-Employee Director (whether pursuant to this Section 8 or otherwise) shall be paid earlier than the earliest date permitted under Section 409A of the Code.

8.4. Payment of an RSU Account shall be made in whole shares of Common Stock equal in number to the whole number of RSUs. The portion of a RSU Account that represents fractional RSUs and thus cannot be converted into whole shares of Common Stock shall be distributed in cash based on the Fair Market Value of the Common Stock on the date that is ten (10) business days before the actual payment date.

8.5. No amount payable with respect to RSUs will, except as otherwise specifically provided by applicable law, be subject to sale, assignment, transfer, pledge, encumbrance, attachment, garnishment or levy prior to payment in accordance with Section 8.3.

8.6. Each Non-Employee Director who is granted RSUs may designate, on such form as the Company may prescribe from time to time, any person or persons (who may be named contingently or successively) to receive payment with respect to such RSUs upon or after his or her death, and such designation may be changed from time to time by the Non-Employee Director by filing a new designation with the Company. Each designation will revoke all prior designations by the Non-Employee Director, shall be on a form prescribed by the Company, and will be effective only when filed in writing with the Company during the lifetime of the Non-Employee Director. In the absence of a valid beneficiary designation, or if, at the time the RSUs become payable, there is no living beneficiary eligible to receive the payment that has been validly named by the Non-Employee Director, then Company shall pay any such amount to the Non-Employee Director’s surviving spouse (if the Non-Employee Director was legally married at the time of his or her death) or if there is no surviving spouse, to the Non-Employee Director’s estate. In determining the existence or identity of anyone entitled to payment, the Company may rely conclusively upon information supplied by the personal representative of the Non-Employee Director’s estate. In the event of a lack of adequate information having been supplied to the Company, or in the event that any question arises as to the existence or identity of anyone entitled to receive a payment as aforesaid, or in the event that a dispute arises with respect to any such payment, or in the event that a beneficiary designation conflicts with applicable law, or in the event the Company is in doubt for any other reason as to the right of any person to receive a payment as beneficiary then, notwithstanding the foregoing, the Company, in its sole discretion, may, in complete discharge, and without liability for any tax or other consequences which might flow therefrom: (i) distribute the payment to the Non-Employee Director’s estate, (ii) retain such payment, without liability for interest, until the rights thereto are determined, or (iii) deposit the payment into any court of competent jurisdiction.

8.7. The Company will not be required to purchase, hold or dispose of shares of Common Stock or any other investments with respect to amounts credited to an RSU Account. A Non-Employee Director has no interest in an RSU Account or in any investments the Company may purchase with such amounts, except as a general, unsecured creditor of the Company.

8.8. The obligation of the Company to make the payments with respect to RSUs is an unsecured contractual obligation only, and neither the Non-Employee Director nor any beneficiary of the Non-Employee Director shall have any beneficial or preferred interest by way of trust, escrow, lien or otherwise in and to any specific assets or funds. The Non-Employee Director and each beneficiary of the Non-Employee Director shall look solely to the general credit of the Company for satisfaction of any obligations due or to become due with respect to RSUs.

8.9. The grant of allocation of RSUs shall not confer or be construed as conferring any rights as a stockholder of the Company. Prior to the actual distribution of Common Stock pursuant to this Section 8, neither the Non-Employee Director nor any beneficiary of the Non-Employee Director will have any right to receive shares of Common Stock related to any RSUs credited hereunder.

9. Withholding of Taxes

The Company may require, as a condition to a Grant under the Plan or exercise of any Option or to the delivery of certificates for shares issued or payments of cash pursuant to the Plan (hereinafter collectively referred to as a “taxable event”), that the applicable person or persons pay to the Company, in cash or, unless otherwise determined by the Company, in shares of Common Stock, including, if the Committee so permits, shares issued in connection with a Grant or acquired upon the exercise of an Option, any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan. The Company shall have the right to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan. Common Stock used for withholding shall be valued at Fair Market Value on the date as of which the withholding tax liability is determined. Any withholding of shares of Common Stock must be made in compliance with Rule 16b-3 under the Exchange Act.

10. Adjustment of Shares Available

If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Grants, the shares subject to outstanding Options, the number of outstanding RSUs and the exercise price of outstanding Options shall be automatically adjusted. If there is any change in the kind and/or number of outstanding shares of Common Stock through any change in the capitalization of the Company, or through any other transaction referred to in Section 424(a) of the Code, the Board shall make appropriate adjustments in the maximum number of shares of Common Stock which may be issued under the Plan and any adjustments and/or modifications to outstanding Grants as it deems appropriate. In the event of any other change in the capital structure or in the Common Stock of the Company, the Board shall also be authorized to make such appropriate adjustments in the kind and/or maximum number of shares of Common Stock available for issuance under the Plan and any adjustments and/or modifications to outstanding Grants as it deems appropriate.

11. Amendment and Termination

11.1. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner (including, without limitation, any amendment which the Board shall deem advisable in order to conform to Section 409A of the Code or to any change in any law or regulation applicable the Plan), but may not without shareholder approval adopt any amendment which would (a) materially increase the benefits accruing to Non-Employee Directors under the Plan, (b) materially increase the number of shares of Common Stock which may be issued under the Plan (except as specified in paragraph 10), or (c) materially modify the requirements as to eligibility for participation in the Plan; and provided further that the Board shall not amend the Plan without the approval of the shareholders if such approval is required by Rule 16b-3 of the Exchange Act or the requirements of any national securities exchange or Nasdaq System upon which the Common Stock may then be listed or quoted.

11.2. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Grants shall be made after, June 1, 2015; provided, however, that such termination shall have no effect on Grants made prior thereto.

11.3. In the event the Board elects to terminate the Plan in connection with a “change in control” (within the meaning of Section 409A of the Code), the Board may make arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any outstanding Option or RSU. The right to cancel an RSU (or any Grant that is considered deferred compensation for purposes of Section 409A of the Code) may only be made to the extent such cancellation will not result in any additional tax under Section 409A of the Code.

12. Governing Law

The validity, construction and effect of the Plan, of Grants made under the Plan, and of any rules, regulations, determinations or decisions made by the Board or the Committee relating to the Plan or such Grant, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws rules and principles.

13. Effectiveness of the Plan

13.1. The Plan became effective on June 1, 2005, the date of its adoption by the Board of Directors, subject to approval by the vote of a majority of the votes cast by holders of the shares of Common Stock at a meeting of the stockholders within twelve months after the date of adoption of the Plan by the Board.

13.2. This Plan is subject to the Articles of Incorporation and By-Laws of the Company, as they may be amended from time to time.

LEGG MASON, INC.

Proxy for Annual Meeting of Stockholders, July 19, 2005

The undersigned hereby appoints Raymond A. Mason, Robert F. Price and Peter L. Bain, and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 19, 2005, at 10:00 a.m., and at any adjournment thereof.

The Board of Directors recommends a vote FOR each of the items below.

1.	FOR ☐ WITHHOLD ☐ The election of all nominees for the Board of Directors listed (except as marked to the contrary):

Nominees for the term expiring at the 2008 Annual Meeting of Stockholders

Dennis R. Beresford Edward I. O’Brien Roger W. Schipke Nicholas J. St. George

(To withhold authority to vote for any individual nominee strike a line through the nominee’s name)

2.	FOR ☐ AGAINST ☐ ABSTAIN ☐ Re-approval of the Legg Mason, Inc. Executive Incentive Compensation Plan.

3.	FOR ☐ AGAINST ☐ ABSTAIN ☐ Approval of the Legg Mason, Inc. Non-Employee Director Equity Plan.

4.	To act upon any other matter which may properly come before the meeting or any adjournment thereof.

This proxy will be voted on each of the foregoing items as specified by the person signing it, but if no specification is made, the proxy will be voted FOR the election of Directors and FOR the other proposals.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

    Receipt of notice of the meeting, proxy statement and 2005 annual report is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

Dated 2005
(SEAL)

(SEAL)

Please date and then sign exactly as name appears to the left. If signing for a trust, estate, corporation or other legal entity, capacity or title should be stated. If shares are jointly owned, both owners should sign.

PLEASE DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.